UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 22, 2017

MGC Diagnostics Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Changes

On March 22, 2017, the Board of Directors of MGC Diagnostics Corporation (the “Company”) designated Jill Burchill as the Company’s principal financial officer. Ms. Burchill, age 62 (CPA, Inactive), began serving as interim Chief Financial Officer on March 20, 2017. Mr. Burchill has over 30 years of experience as a financial professional, including serving as chief financial officer or interim chief financial officer for a number of public and private issuers, more recently often on a contract or short-term basis.

During the past five years, Ms. Burchill served as interim chief financial officer for Nilfisk-Advance Inc. from February 2016 to March 2016 and also from December 2013 to May 2014; served as a consultant for Gemini, Inc. from January 2015 to March 2015; served as a chief financial officer advisor for J&B Wholesale Distributing, Inc. from March 2013 to May 2013; served as a strategic financial consultant for The American Membership Group from July 2012 to October 2012; and served as chief financial officer for Ryt-way Industries Company from September 2011 to February 2012. Prior to the past five years, she served as chief financial officer, interim chief financial or in other financial or operational capacities for a number of entities, including Dunwoody College; National American University; American Medical Systems, Inc.; Zomax; Dane Technologies; Nuclear Management Company and Sheldahl.

Ms. Burchill also served for 16 years in positions of increasing responsibility at 3M Company and served as the initial chief financial officer of Imation Corporation when it was spun off from 3M Company in 1996. The Company has agreed to compensate Ms. Burchill at an hourly basis for her services.

On March 22, 2017, the Board also designated Larry R. Degen, age 62 (CPA, Inactive), as the Company’s principal accounting officer and secretary. Mr. Degen had been serving as Corporate Controller of the Company since April 2010, and also served as Interim Chief Financial Officer of the Company from July 9, 2010 to May 16, 2011.

Prior to employment by the Company, Mr. Degen served as Chief Financial Officer of Micro Dynamics Corporation (dba Logic), a contract manufacturing and engineering services firm from February 2008 to November 2008 where he was responsible for executive management and oversight of financial and human resources operations of the corporation. Prior to joining Logic, Mr. Degen was Vice President and Principal Accounting Officer of Pemstar, Inc., an international contract manufacturing company and engineering services firm, from 2002 to 2007 and Vice President and Corporate Controller from 1999 to 2002. Prior to Pemstar, he was employed by Capital Safety Company Ltd, a safety products manufacturer, as Chief Financial Officer, and at Palaru Corporation, a commercial printer, as Chief Financial Officer. Mr. Degen was also employed by Ernst & Young for 15 years, where he served primarily manufacturing clients in audit and special project support services. Mr. Degen holds a Bachelor of Arts, in Accounting and Business Administration/Economics from St. John’s University in Collegeville, Minnesota.

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The Company has no formal employment agreement with Mr. Degen. Mr. Degen currently receives a salary of $155,000 and is eligible to participate in the MGC Diagnostics Corporation 2017 Management Incentive Plan, with payouts of 3%, 15% and 24% of salary upon the Company’s achievement of threshold, target and maximum, respectively.

2017 Management Incentive Bonus Plan

On March 22, 2017, the Board, upon recommendation from the Human Capital Committee, approved the MGC Diagnostics Corporation 2017 Management Incentive Plan (the “2017 MIP”). The Board established target performance goals for the Company’s Chief Executive Officer Todd M. Austin and President Matthew S. Margolies. The 2017 MIP annual performance goals for these officers are related to Company consolidated revenue and operating income. For these executives to receive payouts under the 2017 MIP, the Company must achieve threshold in each of consolidated revenue and operating income.

The following table sets forth the amount that each of the Company’s two executive officers would receive if the Company achieves threshold, target or maximum in each category.

Name	Threshold	Target	Maximum
Todd M. Austin	$12,100	$60,300	$96,500
Matthew S. Margolies	$ 9,800	$49,100	$78,500

The Board retains discretion under the 2017 MIP to make incentive payments in amounts higher or lower than would otherwise be required under the 2017 MIP. In addition, all payments under the 2017 MIP are subject to clawback under the Company’s clawback policy.

Item 5.07	Submission of Matters to a Vote of Security Holders

On March 22, 2017, the Company held its 2017 Annual Meeting of Shareholders (the “Annual Meeting”). Of the 4,387,643 shares of the Company’s common stock outstanding and eligible to vote at the Annual Meeting, 3,268,227 shares were present either in person or by proxy.

The following describes the matters considered by the Company’s shareholders at the Annual Meeting and the results of the votes cast at the meeting:

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Proposal 1.      To elect six directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified.

Nominee	For	Withhold	Broker Non-Vote
Mark W. Sheffert	1,697,546	164,398	1,406,283
John R. Baudhuin	1,698,896	163,048	1,406,283
Terrence W. Bunge	1,696,799	165,145	1,406,283
Wendy D. Lynch, Ph.D.	1,696,660	165,284	1,406,283
Robert E. Munzenrider	1,697,296	164,648	1,406,283
Hendrik Struik	1,699,532	162,412	1,406,283

Proposal 2.      To ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the Company for the fiscal year ending October 31, 2017.

For	Against	Abstain
3,151,331	290	116,606

Proposal 3.      To cast an advisory vote approving the Company’s executive compensation.

For	Against	Abstain	Broker Non-Vote
1,810,615	11,604	39,725	1,406,283

As a result, the shareholders elected each nominee as a director of the Company, ratified the appointment of Baker Tilly Virchow Krause, LLP as independent registered public accounting firm for the Company for the year ending October 31, 2017 and approved the Company’s executive compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGC Diagnostics Corporation

Dated: March 28, 2017	By:	/s/ Larry R. Degen
Larry R. Degen
Chief Accounting Officer and Secretary